UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

July 11, 2006
Date of Report (Date of Earliest Event Reported)

BabyUniverse, Inc.
(Exact name of registrant as specified in its charter)

Florida	1-32577	65-0797093
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 South U.S. Highway One, Suite 500 Jupiter, Florida 33477
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 277-6400

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

           On July 12, 2006, BabyUniverse, Inc. (the “Company”) issued a press release announcing the completion of a $5.0 million debt financing transaction (the "Loan") with Hercules Technology Growth Capital, Inc. Proceeds from the Loan will be used primarily to refinance the Company’s existing senior debt, thereby enabling the Company to realize a negotiated $1.5 million discount of the $6.0 million note that was previously incurred in connection with the acquisition of PoshTots on January 13, 2006.

           The Senior Loan and Security Agreement (“Loan Agreement”) entered into in connection with the Loan is for a term of 36 months, at an interest rate equal to the prime interest rate plus 2.35%. The Loan Agreement allows for interest-only payments for 12 months, with principal and interest payments due monthly thereafter. The interest-only period and the term of the Loan may be extended up to six months based on meeting certain financial tests. The Loan is secured by a perfected first priority security interest in all of the Company’s tangible and intangible assets and requires compliance with limited financial covenants, including a current ratio requirement. In conjunction with the Loan Agreement, the Company issued a warrant to Hercules Technology Growth Capital, Inc. to purchase 91,912 shares of common stock of the Company at an exercise price of $8.16 per share. The warrant vested immediately upon execution of the Loan Agreement and is exercisable for seven years. A copy of the press release announcing the completion of the Loan is furnished as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit	Description

4.1	Senior Loan and Security Agreement dated July 11, 2006 by and between BabyUniverse, Inc. and Hercules Technology Growth Capital, Inc.

4.2	Warrant Agreement dated as of July 11, 2006 to Purchase Shares of the Common Stock of BabyUniverse, Inc.

99.1	Press Release dated July 12, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2006	BABYUNIVERSE, INC.

/s/ Robert Brown

Robert Brown
Chief Financial Officer

Exhibit Index

Exhibit	Description

4.1	Senior Loan and Security Agreement dated July 11, 2006 by and between BabyUniverse, Inc. and Hercules Technology Growth Capital, Inc.

4.2	Warrant Agreement dated as of July 11, 2006 to Purchase Shares of the Common Stock of BabyUniverse, Inc.

99.1	Press Release dated July 12, 2006.